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                                     FORM 4

                UNITED STATES SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549
                  STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP

    Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934,
       Section 17(a) of the Public Utility Holding Company Act of 1935 or
               Section 30(f) of the Investment Company Act of 1940

[_] Check this box if no longer subject to Section 16. Form 4 or Form 5 obligations may continue. See Instruction 1(b).

     (Print or Type Responses)

________________________________________________________________________________
1.   Name and Address of Reporting Person*

                           Liberty Media Corporation


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   (Last)                           (First)             (Middle)

                            9197 South Peoria Street
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                                    (Street)

Englewood,                           CO                  80112
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   (City)                           (State)              (Zip)


________________________________________________________________________________
2.   Issuer Name and Ticker or Trading Symbol

                      Liberty Livewire Corporation (LWIRA)
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________________________________________________________________________________
3.   IRS or Social Security Number of Reporting Person, if an entity (Voluntary)


________________________________________________________________________________
4.   Statement for Month/Year

                                 September 2000
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________________________________________________________________________________
5.   If Amendment, Date of Original (Month/Year)


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6.   Relationship of Reporting Person(s) to Issuer
     (Check all applicable)

     [_]  Director                             [X]  10% Owner
     [_]  Officer (give title below)           [_]  Other (specify below)


________________________________________________________________________________
7.   Individual or Joint/Group Filing (Check Applicable Line)

     [X]  Form filed by One Reporting Person
     [_]  Form filed by More than One Reporting Person
________________________________________________________________________________


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           Table I -- Non-Derivative Securities Acquired, Disposed of,
                             or Beneficially Owned
================================================================================

                                                                                                                6.
                                                                 4.                              5.             Owner-
                                                                 Securities Acquired (A) or      Amount of      ship
                                                    3.           Disposed of (D)                 Securities     Form:     7.
                                                    Transaction  (Instr. 3, 4 and 5)             Beneficially   Direct    Nature of
                                   2.               Code         ------------------------------- Owned at End   (D) or    Indirect
1.                                 Transaction      (Instr. 8)                   (A)             of Month       Indirect  Beneficial
Title of Security                  Date             ------------     Amount      or     Price    (Instr. 3      (I)       Ownership
(Instr. 3)                        (Month/Day/Year)   Code     V                  (D)             and 4)         (Instr.4) (Instr. 4)
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                                                                          (Over)

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Table II -- Derivative Securities Acquired, Disposed of, or Beneficially Owned
         (e.g., puts, calls, warrants, options, convertible securities)

================================================================================

                                                                                                                    10.
                                                                                                          9.        Owner-
                                                                                                          Number    ship
                                                                                                          of        Form
                    2.                                                                                    Deriv-    of
                    Conver-                    5.                              7.                         ative     Deriv-   11.
                    sion                       Number of                       Title and Amount           Secur-    ative    Nature
                    or                         Derivative    6.                of Underlying     8.       ities     Secur-   of
                    Exer-             4.       Securities    Date              Securities        Price    Bene-     ity:     In-
                    cise     3.       Trans-   Acquired (A)  Exercisable and   (Instr. 3 and 4)  of       ficially  Direct   direct
                    Price    Trans-   action   or Disposed   Expiration Date   ----------------  Deriv-   Owned     (D) or   Bene-
1.                  of       action   Code     of(D)         (Month/Day/Year)            Amount  ative    at End    In-      ficial
Title of            Deriv-   Date     (Instr.  (Instr. 3,    ----------------            or      Secur-   of        direct   Owner-
Derivative          ative    (Month/  8)       4 and 5)      Date     Expira-            Number  ity      Month     (I)      ship
Security            Secur-   Day/     ------   ------------  Exer-    tion               of      (Instr.  (Instr.   (Instr.  (Instr.
(Instr. 3)          ity      Year)    Code V    (A)   (D)    cisable  Date     Title     Shares  5)       4)        4)       4)
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Class B Common      (Fnl)  9/30/00    J        271,271                         (Fnl)              (Fnl) 31,635,682   D
Stock, par value                    (Fn2)
$0.01 per share
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Explanation of Responses:

See continuation page attached.

LIBERTY MEDIA CORPORATION

/s/ Vivian J. Carr                                        October 31, 2000
---------------------------------------------            -----------------------
Name: Vivian J. Carr                                           Date
Title: Senior Vice President


** Intentional misstatements or omissions of facts constitute Federal Criminal Violations. See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).

Note: File three copies of this Form, one of which must be manually signed. If space provided is insufficient, see Instruction 6 for procedure.


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                        CONTINUATION PAGE TO SEC FORM 4
                        -------------------------------

1. Name and Address of Reporting Person:
   -------------------------------------

   Liberty Media Corporation
   9197 South Peoria Street
   Englewood, CO 80112


2. Date of Event Requiring Statement (Month/Day/Year):
   ---------------------------------------------------

   9/30/000


4. Issuer Name and Ticker or Trading Symbol:
   -----------------------------------------

   Liberty Livewire Corporation
   LWIRA


-------------------------------------------------------------------------------

Explanation of Responses (footnotes):


(Fnl)

Each share of Class B Common Stock is convertible, at the option of the holder, into one share of Class A Common Stock, which is traded under the symbol LWIRA.


(Fn2)

As of September 30, 2000, Liberty Media Corporation ("Liberty Media") acquired an additional 271,271 shares of the Issuer's Class B Common Stock in exchange for fulfilling certain obligations pursuant to the Stock Option Fulfillment Agreement, dated as of June 10, 2000, between Liberty Media and the Issuer.

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